Exhibit 99.1

News Release

For Immediate Release

March 25, 2013

Greer Bancshares Incorporated

For Additional Information

1111 West Poinsett Street

Contact:  George Burdette

Greer, SC  29650

Phone:    (864) 877-2000

Greer Bancshares Incorporated has Consent Order Lifted by FDIC

Greer, SC - - March 25, 2013 - - Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported the removal of a consent order issued through the FDIC and the Commissioner of Banking on behalf of the South Carolina Board of Financial Institutions.  The consent order stipulated several operational and financial performance improvements required of the bank.

The bank has improved its capital position by bringing its Tier 1 capital ratio to 9.08% and its total risk-weighted capital ratio to 15.14% as of December 31, 2012.  The consent order required the bank to maintain a Tier 1 capital ratio of at least 8% and a total risk-weighted capital ratio of at least 10%.

Significant improvements have been made in earnings performance with a reversal of losses for several consecutive profitable quarters.  The company reported a net income of $4,186,000 for 2012 as compared to a $2,142,000 net loss for the prior year.

“These corrective actions reflect positively on the bank and our entire team is to be commended for their outstanding effort and hard work to achieve these improvements,” stated George W. Burdette, President and CEO of Greer Bancshares Incorporated and Greer State Bank.  “The past few years have been challenging for many businesses and consumers.  With the accomplishments we have made, we feel this improves our market position as we continue to provide the financial solutions needed by the local and surrounding communities now and in the future.”

About Greer State Bank

Now in its twenty-fifth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.  More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.